FOR IMMEDIATE RELEASE:         CONTACT: DOUGLAS I. PAYNE
December 12, 2000                       Sr. V.P. - Finance and Administration
                                       (540) 627-2157
                                        e-mail:dpayne@stanleyfurniture.com

                                        ANITA W. WIMMER
                                        Treasurer
                                       (540) 627-2446
                                        e-mail:awimmer@stanleyfurniture.com


    STANLEY FURNITURE COMMENTS ON OUTLOOK FOR FOURTH QUARTER AND 2001; BOARD
        INCREASES AUTHORIZATION TO REPURCHASE THE COMPANY'S COMMON STOCK
                                TO $14.6 MILLION

STANLEYTOWN, VA, December 12, 2000/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) announced today it expects fourth quarter sales to be 5-6% lower than last year, and fourth quarter earnings per share to be $.54 to $.57, compared to $.74 last year. As a result, full year 2000 sales are anticipated to be up approximately 7% over last year, and earnings per share is expected to be $2.56 to $2.59, compared to $2.47 for 1999. Due to the slowdown in the U.S. economy, the Company expects sales and earnings comparisons to be flat to slightly below the comparable prior year periods through the first half of 2001. The Company anticipates a strong rebound in business conditions in the second half of next year, which should provide 5-7% sales growth for the full year, and earnings per share of $2.80 to $3.00 for 2001.

The Company also announced today that its Board of Directors has authorized the use of an additional $10 million to repurchase the Company's common stock. The total amount now authorized to repurchase the Company's common stock is $14.6 million. The company has purchased 1,201,150 shares of its common stock at an average price of $21.14 for a total consideration of $25.4 million in just over two years. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, at prices that the Company deems appropriate.

"This revision in our fourth quarter and 2001 expectations is due to a softening business environment," commented Albert L. Prillaman, president and chief executive officer of Stanley Furniture Company. "We continue to believe that the long term prospects for the furniture industry are quite healthy based on a strong U.S. economy and favorable demographic trends. Furthermore, we believe the Company is well positioned in the marketplace and will continue to outperform the industry in sales growth."

"We are pleased with the Board's decision to continue our financial strategy of using a portion of the Company's capital to repurchase our shares. We believe that investing in Stanley's shares given current market conditions represents an attractive investment," continued Mr. Prillaman. "Stanley's strong financial condition and cash flow will allow us to simultaneously take advantage of opportunities to purchase our stock at attractive prices and continue our investment in the Company's future growth."

The Company will hold a conference call tomorrow at 11:00 a.m. Eastern Time. The dial-in-number is (913) 981-5508. A replay will be available through December 19, 2000. The dial-in-number for the replay is (719) 457-0820 with an access code of 552106.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, VA, and Robbinsville, Lexington, and West End, NC. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

All earnings per share amounts are on a fully diluted basis.

For more information, visit our Website at www.stanleyfurniture.com.

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, fluctuations in the price of lumber which is the most significant raw material used by the Company, competition in the furniture industry, capital costs and general economic conditions.